UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 25, 2017

Huttig Building Products, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14982	43-0334550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141
(Address of Principal Executive Offices) (Zip Code)

314-216-2600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [    ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [    ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Vice President and Chief Operating Officer

On October 25, 2017, in connection with a restructuring of management, the Board of Directors of Huttig Building Products, Inc. (the “Company”) appointed Robert Furio to the position of Executive Vice President and Chief Operating Officer of the Company, effective January 1, 2018.  Mr. Furio is currently an executive at Huttig, Inc., a wholly owned subsidiary of the Company (the “Subsidiary”), as Executive Vice President of the Huttig-Grip Division.

Mr. Furio is currently party to an Executive Agreement with the Subsidiary, effective as of November 14, 2016 (the “Agreement”), which will continue in full force and effect. The initial term of the Agreement is five years, automatically renewing thereafter for additional one-year terms unless either party gives the other notice of non-renewal. Under the Agreement, Mr. Furio’s compensation beginning January 1, 2018 will include a base salary of $450,000, an annual short-term cash incentive program based on the financial performance of the Huttig-Grip division, participation in the Company’s long-term incentive program with an annual equity award target value of 75% of annual base salary, and other benefits generally available to executive officers of the Company.

If the Company terminates Mr. Furio’s employment without cause (as defined), Mr. Furio is entitled to a severance payment equal to his base salary, 12 months of COBRA payments for medical, dental and vision benefits, and a pro rata annual bonus for the year of termination. If the Company terminates Mr. Furio’s employment without cause (as defined) or Mr. Furio terminates his employment for good reason (as defined) within 36 months of a change in control, Mr. Furio shall be entitled to twice his base salary and annual bonus plus two years of COBRA payments for medical, dental and vision benefits. Mr. Furio is bound by certain restrictive covenants contained in the Agreement including a covenant not to compete.

Mr. Furio and the Company have also entered into an indemnification agreement, which is substantially in the same form as the indemnification agreements previously publicly filed by the Company for its other executive officers.

Mr. Furio, age 57, has served as a senior executive of the Subsidiary since November 14, 2016. Prior to that time, he spent 29 years with PrimeSource Building Products, Inc. where he held several executive management positions, and most recently was Co-CEO.  Mr. Furio holds a BS degree from Elmhurst College.

He has engaged in no related party transactions with the Company reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director or executive officer of the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement itself, a copy of which is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

Item 8.01. Other Events.

Restructuring of Management

Additional changes in connection with the restructuring of management approved by the Board of Directors of the Company on October 25, 2017, include the following, effective January 1, 2018:

  David A. Fishbein, currently an executive of the Subsidiary, will continue in his current role as Executive Vice President of the Huttig-Grip Division, and has been appointed Chief Marketing Officer of the Company.

  Rebecca L. Kujawa, currently the Company’s Vice President, General Counsel and Corporate Secretary, has been appointed Senior Vice President Supply Chain Management, General Counsel and Corporate Secretary of the Company.

  Brian D. Robinson, currently the Company’s Vice President and Chief Information Officer, has been appointed Senior Vice President and Chief Information Officer of the Company.

There are currently no changes to the compensation of these officers in connection with the promotion of these officers at this time.

A copy of the Company’s press release announcing these matters is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

        (d) Exhibits

99.1	Press Release dated October 30, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.

Date: October 30, 2017	By:	/s/ Oscar A. Martinez
Oscar A. Martinez
Vice President and Chief Financial Officer